Exhibit a.4

NUVEEN MULTISTATE TRUST II

AMENDED AND RESTATED DESIGNATION OF SERIES OF

SHARES OF BENEFICIAL INTEREST

WHEREAS, pursuant to Section 2 of Article IV of the Declaration of Trust (the “Declaration”) dated July 1, 1996 of Nuveen Flagship Multistate Trust II, the “Trust”), as amended as of June 28, 2000 changing the name of the Trust to Nuveen Multistate Trust II, a Massachusetts business trust, the Trustees of the Trust, on July 10, 1996, established and designated certain series of Shares (as defined in the Declaration) of the Trust by the execution of an instrument establishing and designating such series and setting forth the special and relative rights of such series (the “Designation”);

WHEREAS, the instrument establishing the series approved on July 10, 1996 was not filed with the Commonwealth of Massachusetts or the City of Boston;

WHEREAS, in October 1996, the Trustees of the Trust amended and restated the July 1996 Designation to establish and designate additional series of Shares and to redesignate certain of the series previously designated and such Designation was filed with the Commonwealth of Massachusetts and the City of Boston;

WHEREAS, on April 25, 1998 the Board of Trustees of the Trust approved the reorganization of the Nuveen Flagship New Jersey Intermediate Municipal Bond Fund (“New Jersey Intermediate Fund”), into the Nuveen Flagship New Jersey Municipal Bond Fund, a separate series of the Trust (the “Reorganization”) and the subsequent termination of the New Jersey Intermediate Fund upon the approval of the Reorganization by shareholders;

WHEREAS, on August 13, 1998 shareholders approved the Reorganization of the New Jersey Intermediate Fund and the related termination of the New Jersey Intermediate Fund as a series of the Trust;

WHEREAS, on September 11, 1998, the Reorganization was duly consummated;

WHEREAS, on June 28, 2000 the Trustees of the Trust terminated the series designated as Nuveen Flagship New Jersey Intermediate Municipal Bond Fund and redesignated the remaining series previously designated.

WHEREAS, on December 19, 2005 the Trustees of the Trust amended the Designation to establish and designate one additional series of Shares, Nuveen California High Yield Municipal Bond Fund; and

WHEREAS, the Trustees of the Trust amended and restated the Designation in order to (i) change the name of the series previously designated as Nuveen California Insured Municipal Bond Fund to Nuveen California Municipal Bond Fund 2; (ii) change the name of the series previously designated as Nuveen Massachusetts Insured Municipal Bond Fund to Nuveen Massachusetts Municipal Bond Fund 2; and (iii) change the name of the series previously designated as Nuveen New York Insured Municipal Bond Fund to Nuveen New York Municipal Bond Fund 2;

WHEREAS, on July 25, 2011 the Board of Trustees of the Trust approved the reorganization of (1) the Nuveen Massachusetts Municipal Bond Fund 2 into the Nuveen Massachusetts Municipal Bond Fund and (2) the Nuveen New York Municipal Bond Fund 2 into the Nuveen New York Municipal Bond Fund, upon approval by the shareholders of each fund;

WHEREAS, on November 7, 2011 shareholders approved the reorganization of (1) the Nuveen Massachusetts Municipal Bond Fund 2 into the Nuveen Massachusetts Municipal Bond Fund and (2) the Nuveen New York Municipal Bond Fund 2 into the Nuveen New York Municipal Bond Fund, and each of the reorganizations were duly consummated on November 18, 2011;

WHEREAS, on November 14, 2011 the Board of Trustees of the Trust approved the reorganization of the Nuveen California Municipal Bond Fund 2 into the Nuveen California Municipal Bond Fund, upon approval by the shareholders of each fund;

WHEREAS, on March 30, 2012 shareholders approved the reorganization of the Nuveen California Municipal Bond Fund 2 into the Nuveen California Municipal Bond Fund, and the reorganization was duly consummated on April 13, 2012;

WHEREAS, on August 1, 2012, the board of Trustees of the Trust approved the termination of Nuveen Nuveen California Intermediate Municipal Bond Fund a;s a series of the Trust

NOW, THEREFORE, the Trustees of the Trust, effective as of the 1st day of August, 2012, do hereby amend and restate the Designation as follows:

1. The following series of Shares (each a “Fund”) are established and designated:

Nuveen California High Yield Municipal Bond Fund

Nuveen California Municipal Bond Fund

Nuveen Connecticut Municipal Bond Fund

Nuveen Massachusetts Municipal Bond Fund

Nuveen New Jersey Municipal Bond Fund

Nuveen New York Municipal Bond Fund

2. The Fund shall be authorized to hold cash, invest in securities, instruments and other property and use investment techniques as from time to time described in the Trust’s then currently effective registration statement under the Securities Act of 1933 to the extent pertaining to the offering of Shares of such Fund. Each Share of the Fund shall be redeemable, shall be entitled to one vote (or fraction thereof in respect of a fractional share) on matters on which Shareholders of that Fund may vote in accordance with the Declaration, shall represent a pro rata beneficial interest in the assets allocated or belonging to such Fund, and shall be entitled to receive its pro rata share of the net assets of such Fund upon liquidation of such Fund, all as provided in Article IV, Sections 2 and 5 of the Declaration. The proceeds of the sale of Shares of the Fund, together with any income and gain thereon, less any diminution or expenses thereof, shall irrevocably belong to such Fund, unless otherwise required by law.

3. Shareholders of the Fund shall vote either separately as a class on any matter to the extent required by, and any matter shall be deemed to have been effectively acted upon with respect to such Fund as provided in Rule 18f-2, as from time to time in effect, under the Investment Company Act of 1940, as amended, or any successor rules, and by the Declaration.

4. The assets and liabilities of the Trust shall be allocated among the Fund and any other series of Shares that may be established from time to time as set forth in Article IV, Section 5 of the Declaration.

5. The designation of the Fund hereby shall not impair the power of the Trustees from time to time to designate additional series of Shares of the Trust.

6. Subject to the applicable provisions of the 1940 Act and the provisions of Article IV, Sections 2 and 5 of the Declaration, the Trustees shall have the right at any time and from time to time to reallocate assets and expenses or to change the designation of the Fund now or hereafter created, or to otherwise change the special relative rights of the Fund designated hereby without any action or consent of the Shareholders.

IN WITNESS WHEREOF, the undersigned, being a majority of the Trustees of the Trust, have executed this instrument as of this 1st day of August 2012.

/s/ John P. Amboian	/s/ Robert P. Bremner
John P. Amboian,	Robert P. Bremner,
as Trustee	as Trustee
333 West Wacker Drive	333 West Wacker Drive
Chicago, Illinois 60606	Chicago, Illinois 60606

/s/ Jack B. Evans	/s/ William C. Hunter
Jack B. Evans,	William C. Hunter,
as Trustee	as Trustee
333 West Wacker Drive	333 West Wacker Drive
Chicago, Illinois 60606	Chicago, Illinois 60606

/s/ David J. Kundert	/s/ William J. Schneider
David J. Kundert,	William J. Schneider,
as Trustee	as Trustee
333 West Wacker Drive	333 West Wacker Drive
Chicago, Illinois 60606	Chicago, Illinois 60606

/s/ Judith M. Stockdale	/s/ Carole E. Stone
Judith M. Stockdale,	Carole E. Stone,
as Trustee	as Trustee
333 West Wacker Drive	333 West Wacker Drive
Chicago, Illinois 60606	Chicago, Illinois 60606

/s/ Virginia L. Stringer	/s/ Terence J. Toth
Virginia L. Stringer,	Terence J. Toth,
as Trustee	as Trustee
333 West Wacker Drive	333 West Wacker Drive
Chicago, Illinois 60606	Chicago, Illinois 60606